Registration No. 333-264388

Filed Pursuant to Rule 433

Dated April 18, 2023

Get Exposure to Gold With 3 Times Leverage Using MicroSectors’s SHNY And DULL ETNs

Getting In – Tactically Obtaining Exposure to Gold With REX Shares

The MicroSectors™ Gold exchange-traded notes (ETNs) by REX Shares are a potential short-term trade for traders looking to take advantage of gold’s performance during times of uncertainty. Based on exposure to the SPDR Gold Shares ETF, the MicroSectors ETNs provide investors with daily resetting 3x leverage and -3x inverse leverage to the price of this ETF. Both ETNs, “SHNY” (3x leverage) and “DULL” (-3x leverage), are listed on the NYSE ARCA exchange and are currently available for trading.

By using leveraged ETNs, bullish or bearish traders have the opportunity to tactically trade ETNs that are linked to an ETF that invests in gold. The SHNY ETN, for example, provides three times the daily return of the SPDR Gold Shares ETF, while the DULL ETN provides three times the inverse daily return of that ETF, in each case, before fees. The following graph illustrates, for the indicated period, the daily changes in the closing level of the ETF, and the daily changes in the closing indicative note value of each ETN. Past performance is no indication of future results as to the underlying ETF, or any ETN.

Source: MicroSectors.

For traders looking to gain bullish exposure to the ETF, the MicroSectors™ Gold 3X Leveraged ETN (NYSE: SHNY) delivers three times the daily performance of the SPDR Gold Shares ETF, before taking into account the ETN’s fees.

On the bearish side, the MicroSectors™ Gold -3X Inverse Leveraged ETN (NYSE: DULL) delivers three times the inverse daily performance of the ETF, before taking into account the ETN’s fees.

Keep in mind that leveraged securities are meant to be used by active traders and sophisticated investors to gain short-term leveraged exposure. The ETNs are subject to the credit risk of Bank of Montreal, the issuer of the ETNs, and the issuer’s credit spreads may adversely affect the market value of the ETNs. Investors should understand the risks associated with leveraged ETNs before investing.

Investing in the exchange-traded notes is subject to significant risks. Like all investments, an investment linked to the value of gold is subject to market conditions and geopolitical risks that could impact its market price, as discussed in more detail in the pricing supplements for the ETNs. Additionally, the use of leverage in SHNY and DULL means that investors could lose their entire initial investment. Investors should carefully consider their investment goals and risk tolerance before investing in these exchange-traded notes.

Learn more about MicroSector ETNs here.

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The exchange traded notes are subject to the credit risk of Bank of Montreal, the issuer of the ETNs. The ETNs are also subject to the issuer’s credit ratings, and the issuer’s credit spreads may adversely affect the market value of the notes.

Please note that leveraged ETNs seek a return on the underlying ETF for a single day. Those investments are not “buy and hold” investments, and should not be expected to provide the respective return of the underlying ETF’s cumulative return for periods greater than a day. The investments are intended to be daily trading tools for sophisticated investors to manage daily trading risks as part of an overall diversified portfolio. They are designed to achieve their stated investment objectives only on a daily basis. Leveraged investments include risk and are not suitable for all investors. Please read the disclosure documents, for more complete information, including the relevant pricing supplements for information, prior to making an investment decision.

Bank of Montreal, the issuer of the ETNs and which participated in the preparation of this article, has filed a registration statement (including pricing supplements, a prospectus supplement and a prospectus) with the Securities and Exchange Commission (the "SEC") about the ETNs that are being offered by this article. Please read those documents and the other documents relating to these offerings that Bank of Montreal has filed with the SEC for more complete information about Bank of Montreal and these offerings. These documents may be obtained without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Bank of Montreal, any agent or any dealer participating in these offerings will arrange to send the applicable documents if so requested by calling toll-free at 1-877-369-5412.